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                                                                      EXHIBIT 99

                      NOVASTAR FINANCIAL, INC. ANNOUNCES
 EXPANSION OF STOCK REPURCHASE PROGRAM AND REPURCHASE OF SHARES FROM GE EQUITY


     (WESTWOOD, KANSAS - September 29, 2000) - NovaStar Financial, Inc. (NYSE:
NFI) announced today that its Board of Directors has authorized the Company to repurchase an additional $4 million worth of its common shares, bringing the total authorization to $9 million. As of September 28, 2000, 1,270,000 shares costing $4,153,000 had been acquired. "Management continues to believe the market is undervaluing the common shares of NovaStar Financial and that investing in our shares is a wise use of liquidity resources," said Scott F. Hartman, Chairman and Chief Executive Officer.

     The Company also announced that it repurchased 666,666 common shares owned by GE Equity, in the form of a privately negotiated bulk transaction. The shares represent 9.7% of the Company's outstanding common stock and 100% of the shares owned by GE Equity. The transaction was completed on September 29, 2000 at a price of $4.50 per share. On September 28, 2000, the last reported sale price on the New York Stock Exchange, where the stock is listed under the symbol "NFI," was $3.94 per share. Under the terms of the agreement, GE Equity will be made whole if the Company in the next 3 months enters into a transaction resulting in common shareholders receiving consideration in excess of $4.50 per share.

     NovaStar Financial, Inc. is a real estate investment trust (REIT) that invests in the single-family residential non-conforming mortgage loans originated by its affiliates, principally NovaStar Mortgage, Inc. NovaStar Mortgage originates mortgage loans through a nationwide network of retail mortgage brokers.

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Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company's mortgage loans, the availability of non-conforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company's 1999 annual report on Form 10-K (available on the Company's website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

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Investor Relations Contact                                      NovaStar website
Apryl Green                                                   www.e-novastar.com
913.514.3520 - Direct
Fax 913.514.3515

Contact for Stock transactions
Mike Bamburg
Chief Investment Officer
913.514.3526